EXHIBIT 10.2

JL Montgomery Consulting, LLC
March __, 2010

EAU Technologies, Inc.
1890 Cobb International Blvd., Suite A
Kennesaw, Georgia 30152

Re:	Limited Waiver of Section 2.4 of Exhibit A to the Consulting Agreement dated May 1, 2006.

Gentlemen:

Reference is made to the Consulting Agreement dated May 1, 2006, by and between JL Montgomery Consulting, LLC (the "Investor") and EAU Technologies, Inc. (the "Company").

The Board of Directors of the Company, or the Compensation Committee thereof, has approved the issuance of 100,000 shares of its $0.0001 par value common stock at a sales price of $1.00 per share to Theodore C. Jacoby, Jr., a director of the Company.  Investor hereby agrees that the issuance of the shares of stock will not cause an adjustment in the Purchase Price pursuant to Section 2.4 of Exhibit A to the Consulting Agreement.

Very truly yours,

JL MONTGOMERY CONSULTING, LLC

/s/ J. Leo Montgomery
J. Leo Montgomery
Managing Member